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[MOSS ADAMS LLP LOGO]

                                                                      Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Washington Banking Company

We consent to the incorporation by reference in the registration statements (No. 333-57431 and No. 333-72436) on Form S-8 of Washington Banking Company of our report dated January 21, 2005, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the three years then ended. Such report appears in Washington Banking Company's Annual Report on Form 10-K for the periods ended December 31, 2004 and 2003.


/s/ Moss Adams LLP

Bellingham, Washington
March 22, 2005